UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): January 28, 2010

Highbury Financial Inc.
(Exact name of Registrant as Specified in its Charter)

  Commission File Number: 000-51682

Delaware	20-3187008
(State of Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

999 Eighteenth Street, Suite 3000
Denver, CO 80202
(Address of Principal Executive Offices, Including Zip Code)

(303) 357-4802
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 28, 2010, Highbury Financial Inc. (“Highbury”) announced today that as of January 25, 2010, it had 18,526,171 shares of common stock outstanding. In addition, there are 4,500,000 shares of common stock reserved for issuance upon conversion of Highbury’s 1,000 outstanding shares of Series B Convertible Preferred Stock (“Preferred Stock”). Highbury has agreed with each holder of Preferred Stock that prior to the effective time of the proposed merger (“Merger”) of Higbhury into a wholly owned subsidiary of Affiliated Managers Group, Inc., a Delaware corporation publicly traded on the New York Stock Exchange (“AMG”), the Preferred Stock will be exchanged for newly issued shares of Highbury common stock. All of Highbury’s warrants to purchase shares of common stock that were not exercised prior to 5:00pm ET on January 25, 2010 have expired.

On January 25, 2010, after taking into account the proceeds received upon the exercise of warrants, Highbury had cash and cash equivalents and investments of approximately $30.0 million and no debt outstanding.  Immediately prior to the closing of the Merger, subject to applicable law and the terms of the merger agreement by which the Merger will be effectuated, the board of directors of Highbury is permitted to declare a special cash dividend, payable upon the closing of the Merger, to all shareholders of record of Highbury common stock immediately prior to the effective time of the Merger (including the holders of shares of Highbury common stock issued in exchange for shares of Preferred Stock) in an aggregate amount equal to Highbury’s working capital (including all Highbury liabilities then outstanding, subject to certain exceptions, and merger related transaction expenses then outstanding) less $5,000,000.  In addition to the $30 million of cash and cash equivalents and investments as of January 25, 2010, there are other factors that may affect the amount of the special dividend, including the existing liabilities of Highbury, future liabilities of Highbury, interim dividends paid to Highbury shareholders, and the results of operations of Highbury between now and the closing of the Merger. In addition, because the Merger is subject to a number of conditions, some of which are beyond the control of AMG and Highbury, including approval of the Merger by Highbury shareholders, the exact timing for completion of the Merger cannot be predicted with certainty. Accordingly, the amount of the cash and cash equivalents and investments as of January 25, 2010, should not be equated with the amount of the anticipated special dividend.

A copy of the Press Release issued by Highbury on January 28, 2010 is incorporated by reference herein and attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibits

Exhibit No.	Description

99.1	Press release issued by Highbury Financial Inc. dated January 28, 2010.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHBURY FINANCIAL INC.

Date: January 28, 2010	By:	/s/ R. Bradley Forth
R. Bradley Forth Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Highbury Financial Inc. dated January 28, 2010.